Exhibit 2.1

            ASSET PURCHASE AGREEMENT, dated September 13, 2004 (the "Agreement") by and among Clixtix, Inc. a New York corporation, ("Seller"), and Aisle Seats, Inc., a New York corporation ("Buyer").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, Seller has engaged in, among other things, through Maxwell Group Entertainment, Inc., Seller's wholly owned subsidiary (the "Subsidiary"), the business of providing entertainment and theatre ticket sales services (the "Theatre Ticket Business") to its customers (the "Clixtix Customers"); and

            WHEREAS, Seller has entered into an agreement of even date herewith, to purchase all of the issued and outstanding common stock of Medeorex, Inc., a Delaware corporation (the "Medeorex Acquisition"); and

            WHEREAS, in connection with the Medeorex Acquisition, Seller and Phyllis Maxwell, Seller's former President and Chief Executive Officer, have entered into a stock purchase agreement of even date herewith, pursuant to which Mrs. Maxwell has agreed to sell to First Jemini Trust and/or its designees ("First Jemini") 5,086,600 shares of the Seller's issued and outstanding common stock owned of record by Mrs. Maxwell (the "First Jemini Agreement"); and

            WHEREAS, following the consummation of the Medeorex Acquisition, Seller no longer desires to engage in the Theatre Ticket Business, but rather, will engage in business in the health-care industry; and

            WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, all of the Seller's assets, properties (real and personal), capabilities, experience and, rights in and relating to the Theatre Ticket Business on the terms and subject to the conditions set forth herein; and

            NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      SECTION 1. PURCHASE AND SALE OF ASSETS.

            1.1 Assets to be Transferred. On the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants hereinafter set forth except for the Excluded Assets, as defined below, at the Closing, Seller shall, sell, assign, transfer, convey and deliver to Buyer, free and clear of any and all Encumbrances (as defined in Section 7 hereof), except for the Assumed Liabilities (as defined in Section 2.1 hereof), and Buyer shall purchase from Seller, all Seller's right, title and interest in and to in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

      (a) all of the issued and outstanding capital stock of the Subsidiary;

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      (b) all of Seller's Tangible Personal Property, Accounts Receivable and
Post Closing Receivables;

      (c) all cash on hand, bank accounts and certificates of deposit used in connection with or related to the Theatre Ticket Business;

      (d) the Lease;

      (e) all Assumed Contracts (as defined in Section 4.5 hereof);

      (f) all Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

      (g) the Other Assets;

      (h) all of the intangible rights and property of Seller, including Intellectual Property, going concern value, goodwill, telephone, telecopy and e-mail addresses, websites and listings;

      (i) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities (as defined in Section 2.1 hereof) prior to the Effective Time (as defined in Section 7 hereof), unless expended in accordance with this Agreement;

      (j) all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and

      (k) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

      Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.1 hereof.

            1.2 Excluded Assets. Buyer and Seller expressly understand and agree that there shall be excluded from the Purchased Assets those assets owned directly or indirectly by Medeorex, Inc. and/or otherwise acquired by Seller as a result of the consummation of the Medeorex Acquisition (collectively, the "Excluded Assets"). The Excluded Assets shall remain the property of Seller, and Buyer shall have no liability or other responsibility with respect to the Excluded Assets.

SECTION 2. ASSUMPTION OF LIABILITIES.

            2.1 Liabilities Assumed by Buyer. As consideration for the transfer of the Purchased Assets by Seller to Buyer, Buyer agrees, upon the terms and subject to the conditions and limitations set forth herein, to assume, at the Closing, the Liabilities of Seller set forth on the Interim Balance Sheet (as defined in Section 4.4 hereof), those contracts to which Clixtix is a party (other than this Agreement or agreements pertaining to the Related Transactions) related to the Theatre Ticket Business (the "Assumed Contracts"), and those


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

Liabilities of Seller arising out of Seller's activities related to the Theatre Ticket Business prior to the Closing Date and/or related to the preparation and negotiation of this Agreement (other than those expenses related hereto and set forth in Section 2.2 hereof). All of the Liabilities of Seller being assumed by Buyer under this Agreement are hereinafter collectively referred to as the "Assumed Liabilities."

            2.2 Liabilities Not Assumed by Buyer. Except as expressly provided in Section 2.1, Buyer shall not purchase or take title to the Purchased Assets subject to, or in any way agree to pay, perform, discharge or indemnify Seller against or otherwise be liable or responsible for, any liabilities or obligations of Seller, whether or not referred to in any Exhibit or Schedule hereto and whether claims in respect of any such liabilities or obligations arise or are instituted before, on or after the Closing Date, or directly or indirectly arising out of or related to(collectively, the "Retained Liabilities"):

            (i) liabilities related to Medeorex and/or the activities of Medeorex whether arising prior to or after the Closing or the consummation of Medeorex Acquisition;

            (ii) the cost of the preparation and filing of the quarterly report on Form 10QSB for the period ended June 30, 2004 in the amount of $5,000;

            (iii) any liabilities or obligations in respect of or arising in connection with the breach of any covenant, agreement, representation or warranty of Seller contained herein or arising from, out of, or in connection with, the transactions contemplated by this Agreement;

            (iv) any liabilities or obligations in respect of or arising in connection with any default or event of default of Seller which shall have occurred and is continuing as of the Closing Date;

            (v) any liability incurred by Seller as a result of or arising from its execution of this Agreement and its consummation of the transactions contemplated hereby;

            (vi) those expenses enumerated in Section 6.2 hereof;

            (vii) liabilities related to finders fees including, but not limited to the DB Fees (as defined in Section 5.4);

            (viii) liabilities arising after the Closing, except to the extent that any such Liabilities have been assumed pursuant to Section 2.1 hereof; and

            (ix) finders fees, if any, due and payable as a result of the consummation of the transactions contemplated hereby.

SECTION 3. CLOSING; CLOSING DATE; CLOSING OBLIGATIONS.

            3.1. Time and Place of Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Sierchio Greco & Greco, LLP. 720 Fifth Avenue, Suite 1301, New York, New York 10019, New York City simultaneously with the execution and delivery of this Agreement or such other time and place as Buyer and Seller shall mutually agree in writing. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

            3.2 Obligations of Seller at Closing. At the Closing (or prior thereto, as indicated below), Seller shall deliver to Buyer the following:

      (a) Duly executed bills of sale and assignments, substantially in the form of Exhibit 3.2(a) hereto.

      (b) Certificate(s) representing all of the issued and outstanding shares of capital stock of the Subsidiary duly endorsed for transfer to Buyer.

      (c) Copies of resolutions of Seller's shareholders authorizing and approving the consummation of the transactions contemplated hereby, certified by Seller's officers as being true and complete, and in full force and effect on the Closing Date.

      (d) Evidence satisfactory to the Buyer that the Related Transactions (as defined in Section 7, hereof) have been consummated.

      (e) The Assignment and Assumption Agreement substantially in the form of
Exhibit 3.3(a) hereto.

      (f) The Assignment of Lease substantially in the form Exhibit 3.2(f) hereto.

      (g) All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

            3.3 Obligations of Buyer at Closing.

            At the Closing (or prior thereto, as indicated below), Buyer shall deliver to Seller the following:

      (a) Payment of purchase price by delivery of the Assignment and Assumption Agreement substantially in the form of Exhibit 3.3(a) hereto.

      (b) All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith

            3.4 Effectiveness. The consummation of the transactions contemplated by this Agreement shall be deemed to have occurred immediately after all, but not less than all, of the matters specified in this Section 3 hereof shall have occurred or been waived in writing by the relevant party. All documents required to be delivered at the Closing shall be in form and substance reasonably satisfactory to Buyer and Seller.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER.


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

            The Seller represents and warrants to Buyer as follows:

            4.1 Due Incorporation and Qualification. To the best of Seller's knowledge, Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the corporate power and authority to own, lease and operate its assets and properties, and to carry on its business as now being conducted.

            4.2 Corporate Power of Seller, Consents. Seller has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other authorization or consent of the Seller or its shareholders is necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights generally.

            4.3 Ownership of the Purchased Assets. Seller has not taken any action or committed to take in any action which affects its title to the Purchased Assets or which in any manner whatsoever preclude it from conveying, good and marketable title to, all of the Purchased Assets to the Buyer, in each case free and clear of any Encumbrance except for the Assumed Liabilities.

            4.4 Financial Statements.

            Seller has delivered to Buyer and Buyer acknowledges receipt of: (a) an audited balance sheet of Seller as at December 31, 2003 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Livingston, Wachetll & Co., LLP, independent certified public accountants ("LWP")as included in the Seller's Annual Report on Form 10KSB, as amended, for the period ended December 31, 2003; and (b) an unaudited balance sheet of Seller as at June 30, 2004, (the "Interim Balance Sheet") and the related unaudited statement[s] of income, changes in shareholders' equity, and cash flows, for the three months then ended, as included in the Seller's Quarterly Report on Form 10QSB, as amended, for the period ended June 30, 2004, including in each case the notes thereto certified by Seller's chief financial officer.

            4.5 No Broker. Except for the DB Fees (as defined in Section 5.4), to Seller's knowledge, no broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any contract, arrangement or understanding with Seller or any action taken by Seller after consummation of the Medeorex Acquisition.

            4.6 Authorization by the Board of Directors and Shareholders . At least a majority of the members of the Board of Directors of Seller and its shareholders entitled to


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

vote thereon, have approved the transactions contemplated by this Agreement and have duly authorized Seller to execute and deliver this Agreement, and their written consent, in lieu of meeting, to the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby has been obtained.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer represents and warrants to Seller as follows:

            5.1 Due Incorporation and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the corporate power and authority to own, lease and operate its assets and properties, and to carry on its business as now being conducted.

            5.2 Corporate Power of Buyer, Consents. Except for the approval of Buyer's stockholders with respect to those certain matters contemplated by the transactions described in this Agreement, Buyer has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer or its shareholders. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights generally.

            5.3 No Default. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any indenture, mortgage, deed of trust, lease, agreement, insurance policy or other instrument to which Buyer is a party, or constitute a default thereunder, or result in the creation or imposition of any lien, claim or encumbrance upon any of Buyer's assets, nor will it violate any of the provisions of Buyer's Certificate of Incorporation or By-Laws.

            5.4 No Broker. Except for commissions or fees in the amount of $25,000 due Dwain Brannon (the "DB Fees") which fees constitute part of the Retained Liabilities, no broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any contract, arrangement or understanding with Seller or any action taken by Seller.

            5.5 Authorization by the Board of Directors and Shareholders . At least a majority of the members of the Board of Directors of Seller and its shareholders entitled to vote thereon, have approved the transactions contemplated by this Agreement and have duly authorized Seller to execute and deliver this Agreement, and their written consent, in lieu of meeting, to the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby has been obtained.


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

            5.6 Financial Statements. Seller has delivered to Buyer and Buyer acknowledges receipt of: (a) the Balance Sheet, and (b) the "Interim Balance Sheet."

SECTION 6. Covenants and Agreements of Both Buyer and Seller.

            6.1 Further Assurances. Each of the parties shall execute such agreements, instruments and other documents and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including using all commerciallly reasonable efforts: (a) to effect all necessary filings with the SEC as a result of the consummation of the transactions contemplated hereby; (b) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby, (c) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing, and
(d) to obtain all necessary approvals, consents and assignments and to execute such other documents and to take any and all such other actions as may be necessary or reasonably requested by Buyer to vest or more effectively vest in Buyer, full and marketable title to the Purchased Assets free and clear of any and all claims, liabilities, obligations, liens, pledges, mortgages, encumbrances, charges and restrictions of every kind, nature and description.

            6.2 Expenses of Sale. Seller and Buyer agree that each of them shall bear its own direct and indirect expenses incurred in connection with the negotiation, preparation and performance of this Agreement and, unless otherwise provided for herein, the consummation and performance of the transactions contemplated hereby. Without limiting the generality of the preceding sentence, all transfer, documentary, gross receipts, sales and use taxes, recording and filing fees, survey costs, title insurance premiums and similar liabilities, if any, resulting from the sale, assignment, transfer and delivery hereunder of the Purchased Assets shall be paid for in full by Seller.

            6.3 Confidentiality. (a) Each party hereto recognizes and acknowledges that secret or confidential information, knowledge or data of various kinds may exist, from time to time, with respect to the business of the other party. Accordingly, each party covenants that, except with the prior written permission of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to any one, any secret or confidential information, knowledge or data concerning or relating to the business or financial affairs of the other party or any affiliate of such party to which the first party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the arrangement between the parties created hereby, or a party's performance of its obligations under this Agreement.

            (b) Seller shall not directly or indirectly divulge furnish or make accessible to any one, any secret or confidential information, knowledge or data concerning or relating to the Theatre Ticket Business or the Purchased Assets.

            (c) The provisions of this Section 6.3 shall not apply to any information, knowledge or data to the extent, and only to the extent, that (i) the disclosure of the same by a party to a particular third party is reasonably required in connection with the fulfillment of such


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

party's obligations hereunder and such third party shall enter into an agreement to keep such information, knowledge or data confidential, (ii) such information, knowledge or data shall become generally known to the public or the trade through no violation of this Section 6.3 by the disclosing party or (iii) such information, knowledge or data was known to the party prior to disclosure.

SECTION 7. DEFINITIONS.

            The terms defined in this Section, whenever used in this Agreement (including the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement, and such meanings are equally applicable to both the singular and the plural forms of the terms defined. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa.

            "Accounts Receivable"--(a) all trade accounts receivable and other rights to payment from Clixtix Customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect services rendered to Clixtix Customers, (b) all other accounts or notes receivable of Seller pertaining to or arising out of the Theatre Ticket Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

            "Authorizations" shall mean all licenses, Permits, Environmental Permits, approvals, authorizations, qualifications, concessions or the like, issued by any United States federal, state, local or foreign regulatory or governmental authorities, relating to the Purchased Assets, Assumed Liabilities or the Theatre Ticket Business.

            " Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are closed or are authorized to be closed in New York, New York.

            "Claim" means claims, demands, charges, complaints, actions, causes of action, suits, proceedings, hearings and administrative proceedings.

            "Consent" means any consent, approval, authorization, qualification, waiver or notification of a Governmental Authority or any other Person.

            "Contract" shall mean any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding Relating to the Theatre

            "Effective Time" shall mean the Closing of the transactions contemplated by this Agreement.

            "Encumbrance" means any charge, Claim, conditional sale agreement, easement restrictions, liability, pledge, obligation, security interest, or other title retention agreement, lease, mortgage, security agreement, third party rights of any kind, including, options and right of first refusal, restriction, license, covenant, or other lien (including title defects of any kind


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

whatsoever, or the filing of, or agreement to give any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction of any kind whatsoever).

            "Financial Statements" shall mean the Balance Sheet and the Interim Balance Sheet.

            "Intellectual Property " means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

      (i) Seller's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications;

      (ii) all patents, patent applications and inventions and discoveries that may be patentable;

      (iii) all registered and unregistered copyrights in both published works and unpublished works;

      (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints; and

      (v) all rights in internet web sites, web site content, and internet domain names presently used by Seller.

            "Lease" shall mean the lease pertaining to the premises located at Suite 1807, 1501 Broadway, New York, New York, or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

            "Liability" shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

            "Other Assets" shall mean, but shall not be limited to, all books and records (or true and correct copies thereof), including all computerized books and records and all Contracts, files, documents, lists, plats, correspondence, invoices, forms, customer records, promotional and advertising materials, technical data, operating records, operating manuals, instructional documents, employee files (to the extent permitted under applicable law) and other printed or written materials of Seller; Software; all rights under or pursuant to all warranties, representations and guarantees, whether express or implied, made by suppliers, manufacturers, contractors and other third parties with respect to any of the Purchased Assets; all claims, defenses, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment related to the Theatre Ticket Business or the Purchased Assets; all computers, office supplies and furniture; and all customer lists, supplier lists, catalogues, sales brochures and other marketing data.


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

            "Party" shall mean any Person who is a Party to this Agreement.

            "Person" shall mean any natural person, corporation, limited or limited liability partnership, general partnership, joint venture, association, joint-stock company, limited liability company, company, trust, bank, trust company, land trust, and any "group" within , trust or other organization, whether or not a legal entity, and any governmental unit or agency or political subdivision thereof.

            "Post Closing Receivable" shall mean all commissions due with respect to Theatre tickets sold prior to the Closing Date with scheduled performances after the Closing Date.

            "Related Transactions" shall mean each of the Medeorex Acquisition, the transactions contemplated by the First Jemini Agreement, and the acquisition by designees of First Jemini of an additional aggregate of 4,490,266 shares of Seller's issued and outstanding shares of common stock.

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "Software" shall mean all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

            "Tangible Personal Property" shall mean all of Seller's tangible personal property, of whatever kind and description, other than Excluded Assets, located at 1501 Broadway, Suite 1807, New York, New York 10036.

SECTION 8. MISCELLANEOUS.

            8.1 Severability. If at any time subsequent to the date hereof, any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, void or otherwise unenforceable, such term or provision shall be of no force and effect, but the illegality or unenforceability of such term or provision shall have no effect upon and shall not impair the enforceability of any other term or provision of this Agreement.

            8.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, by private courier, telegraphed or telexed, or sent by certified, registered or express mail (including, but not limited to, federal express), postage prepaid, and shall be deemed given when so delivered personally, entrusted to such private courier, telegraphed or telexed, as follows:


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

            (i)    if to Buyer, to:          Aisle Seats, Inc.
                                             1501 Broadway
                                             Suite 1807
                                             New York, New York  10036
                                             Attention: Phyllis Maxwell
                                             Telephone: (212) 768-2383
                                             Facsimile: (212) 768-3036

            (ii)   if to Seller, to:         Clixtix, Inc.
                                             825 Third Avenue
                                             40th Floor
                                             New York, NY 10022

            or to such other address as a Party may designate by written notice given in accordance with this Section 8.2.

            8.3 Entire Agreement. This Agreement contains the entire agreement between Buyer and Seller with respect to the purchase of the Purchased Assets and the related transactions described herein and supersedes any and all prior and contemporaneous contracts, arrangements or understandings, written or oral, with respect thereto.

            8.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by Buyer and Seller or, in the case of a waiver, the party waiving compliance.

            8.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

            8.6 No Assignment. This Agreement is not assignable except by operation of law.

            8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            8.8 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein and made hereby a part of this Agreement as if set forth in full herein.

            8.9 Rules of Construction. This Agreement shall be construed in accordance with the following rules of construction:

            (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the


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

last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

            (b) Commercially Reasonable Best Efforts. The obligation of a party to use commercially reasonable best efforts to accomplish an objective does not require an unreasonable expenditure of funds or the incurrence of an unreasonable liability on the part of the obligated party.

            (c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

            (d) Headings. The division of this Agreement into Articles, Sections and other subDivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

            (e) Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

            (f) Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

            (g) Knowledge. The word "knowledge" or any similar term shall mean the actual knowledge of any of the senior management of Seller.

            (h) Schedules and Exhibits. Any matter disclosed by Seller on any one Schedule shall be deemed disclosed for purposes of all other Schedules to the extent that the relevance of such matters to other Sections of this Agreement or other applicable Schedules is reasonably apparent to a reader.

            IN WITNESS WHEREOF, the parties have duly executed and delivered this agreement on the date first above written.

Aisle Seats, Inc., Buyer


By: /s/  Phyllis Maxwell
   --------------------------------
Name: Phyllis Maxwell
Title: President

Clixtix, Inc., Seller


By: /s/ Jack Kachkar
   --------------------------------
Name: Jack Kachkar
Title: Chairman

                                 EXHIBIT 3.2(a)
                                     To The
                Asset Purchase Agreement dated September 13, 2004

                                 By and Between

                       Clixtix, Inc. and Aisle Seats, Inc.

                 Bill of Sale and Assignment of Contract Rights

1. Sale and Transfer of Assets and Contract Rights. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 3.2(a) of that certain Asset Purchase Agreement dated as of August 19, 2004 (the "Purchase Agreement"), to which Clixtix, Inc. a New York corporation (the "Seller"), and Aisle Seats, Inc., a New York corporation (the "Buyer"), are parties, Seller hereby sells, transfers, assigns, conveys, grants and delivers to Buyer, effective as of 12:01 a.m. (New York time) on September 13, 2004(the "Effective Time"), all of Seller's right, title and interest in and to all of the assets (the "Assets") and contract rights ("Rights") described on Schedule A hereto (collectively, the Assets and the Rights being referred to as the "Transferred Items").

2. Further Actions. Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Transferred Items hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer's title to the Transferred Items and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Transferred Items, all at the sole cost and expense of Seller.

3. Power of Attorney. Without limiting Section 2 hereof, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

      (a) to demand, receive and collect any and all of the Transferred Items and to give receipts and releases for and with respect to the same, or any part thereof;

      (b) to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to collect or reduce to possession any of the Transferred Items and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

      (c) to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Transferred Items and to use Seller's name in such manner as Buyer may reasonably deem necessary for the collection and recovery of same,

      Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Seller's representations, warranties, covenants, agreements and indemnities relating to the Transferred Items, are incorporated herein by this reference. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

      IN WITNESS WHEREOF, Seller has executed this Bill of Sale and Assignment of Contract Rights as of September 13, 2004

Clixtix, Inc., a New York corporation


By: /s/  Jack Kachkar
   --------------------------------
         Jack Kachkar
Its: Chairman

                                   SCHEDULE A
                                     To The
                 Bill of Sale and Assignment of Contract Rights

All of Seller's right, title and interest in and to the following assets, except to the extent included in the Excluded Assets (as defined in the Purchase Agreement):

      (a) all of the issued and outstanding capital stock of the Subsidiary;

      (b) all of Seller's Tangible Personal Property, Accounts Receivable and Post Closing Receivables;

      (c) all cash on hand, bank accounts and certificates of deposit used in connection with or related to the Theatre Ticket Business;

      (d) the Lease (as defined in the Purchase Agreement);

      (e) all Assumed Contracts (as defined in the Purchase Agreement);

      (f) all Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

      (g) the Other Assets(as defined in the Purchase Agreement);

      (h) all of the intangible rights and property of Seller, including Intellectual Property, going concern value, goodwill, telephone, telecopy and e-mail addresses, websites and listings;

      (i) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities (as defined in the Purchase Agreement) prior to the Effective Time (as defined in the Purchase Agreement), unless expended in accordance with this Agreement;

      (j) all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and

      (k) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

      Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.1 of the Purchase Agreement.

                                 Exhibit 3.2(j)
                               Assignment of Lease

                       ASSIGNMENT AND ASSUMPTION OF LEASE

      This Assignment and Assumption of Lease is made as of September 13, 2004, by and between CLIXTIX, INC., A New York corporation (the "Assignor") and AISLE SEATS, INC., a New York corporation ("Assignee").

                                R E C I T A L S:

      Assignor is the lessee under those certain Lease Agreements described on Exhibit A attached hereto, a copy of which have been previously delivered to Assignee (the "Lease"). Assignor and Assignee are parties to that certain Asset Purchase Agreement dated of even date herewith (the "Purchase Agreement") which Purchase Agreement requires Assignor to assign and Assignee to assume all of the Assignor's rights, as lessee, under the Lease, first arising from and after the date hereof.

      For good and valuable consideration, Assignor desires to assign all of its rights and interests with respect to the Leases to Assignee and Assignee desires to accept such assignment and assume all rights and obligations of Assignor under the Leases, first arising from and after the date hereof.

      In consideration of the foregoing premises and the following covenants and agreements, and intending to be legally bound, the parties hereby agree as follows:

      1. Assignment. Commencing on the date hereof, Assignor hereby assigns and transfers all of its right, title, and interest in and under the Leases to Assignee, its successors and assigns.

      2. Assumption. Commencing on the date hereof, Assignee hereby assumes, and shall continue to assume, the performance of all the terms, covenants, and conditions of each of the Leases to be performed by Assignor as lessee under such Lease, first arising from and after the date hereof, and for the remaining term specified in each such Lease.

      3. Proration. The parties hereby agree that any adjustments for rent, prepayments, security deposits, and other amounts due and owing under the terms of the Leases have been agreed upon and adjusted as between Assignor and Assignee as of this date and that no further payments by either party to the other are required.

                     [the next page is the signature page.]

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment and Assumption of Lease as of the date first above written.

                                  CLIXTIX, INC.

                                  By: /s/  Jack Kachkar
                                     -----------------------------------
                                     Jack Kachkar
                                      Chairman


                                  AISLE SEATS, INC.


                                  By: /s/ Phyllis Maxwell
                                     -----------------------------------
                                     Phyllis Maxwell
                                     President

                                    Exhibit A

The lease dated as of April 18, 1989 between 1499-1501 Broadway Company, c/o Newmark & Company Real Estate, Inc. and Phyllis Maxwell's Groups, Inc. (now, Clixtix, Inc.) pertaining to the premises located at Suite 1807, 1501 Broadway, New York, New York, as the same has from time to time been amended and extended and as assigned to Maxwell Group Entertainment, Inc. by notice dated August 16, 2001.

                                 EXHIBIT 3.3 (a)
                                     To The
                Asset Purchase Agreement dated September 13, 2004

                                 By and Between

                       Clixtix, Inc. and Aisle Seats, Inc.

                       Assignment and Assumption Agreement

      This Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") is made and entered into as of September 13, 2004, by and between Clixtix, Inc., a New York corporation ("Assignor"), and Aisle Seats, Inc., a New York corporation ("Assignee").

      WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of September 13, 2004 (the "Purchase Agreement"), pursuant to which Assignee has purchased certain assets of Assignor; and

      WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein, and this Assignment and Assumption Agreement is contemplated by Article 3 of the Purchase Agreement;

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Assignment and Assumption. (a) Effective as of 12:01 a.m. (New York time) on September 13, 2004(the "Effective Time"), Assignor hereby assigns, sells, transfers and sets over (collectively, the "Assignment") to Assignee all of Assignor's right, title, benefit, privileges and interest in and to, and all of Assignor's burdens, obligations and liabilities in connection with, the Liabilities of Seller set forth on the Interim Balance Sheet (as defined in Section 4.4 of the Purchase Agreement), the Assumed Contracts, and those Liabilities of Seller arising out of Seller's activities related to the Theatre Ticket Business prior to the Closing Date and/or related to the preparation and negotiation of this Purchase Agreement (other than those expenses related hereto and set forth in Section 2.2 of the Purchase Agreement). All of the Liabilities of Seller being assumed by Buyer under this Agreement are hereinafter collectively referred to as the "Assumed Liabilities."

(b) Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities.

(c) Assignee assumes no Retained Liabilities, including, but not limited to:

            (i) liabilities related to Medeorex and/or the activities of Medeorex whether arising prior to or after the Closing or the consummation of Medeorex Acquisition;

            (ii) the cost of the preparation and filing of the quarterly report on Form 10QSB for the period ended June 30, 2004 in the amount of $5,000;

            (iii) any liabilities or obligations in respect of or arising in connection with the breach of any covenant, agreement, representation or warranty of Seller contained herein or arising from, out of, or in connection with, the transactions contemplated by this Agreement;

            (iv) any liabilities or obligations in respect of or arising in connection with any default or event of default of Seller which shall have occurred and is continuing as of the Closing Date;

            (v) any liability incurred by Seller as a result of or arising from its execution of this Agreement and its consummation of the transactions contemplated hereby;

            (vi) those expenses enumerated in Section 6.2 of the Purchase Agreement;

            (vii) liabilities related to finders fees including, but not limited to the DB Fees;

            (viii) liabilities arising after the Closing, except to the extent that any such Liabilities have been assumed pursuant to Section 2 (a) hereof the Purchase Agreement); and

            (ix) finders fees, if any, due and payable as a result of the consummation of the transactions contemplated hereby

(d) the parties hereto agree that all such Retained Liabilities shall remain the sole responsibility of Assignor.

3. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Assignor's representations, warranties, covenants, agreements and indemnities relating to the Assumed Liabilities, are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

      IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR                                    ASSIGNEE
Clixtix, Inc.                               Aisle Seats, Inc.
a New York corporation                      a New York corporation


/s/  Jack Kachkar                           /s/ Phyllis Maxwell
-----------------                           -------------------
By:  Jack Kachkar                           By: Phyllis Maxwell

Its: Chairman                               Its: President